Exhibit 10.20

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of August 31, 2011 (the “Effective Date”) among ORIX VENTURE FINANCE LLC, as collateral agent (“ORIX”, in such capacity, the “Collateral Agent”), BRIDGE BANK, NATIONAL ASSOCIATION (“Bank”) and ORIX in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and ANGIE’S LIST, INC. (“Borrower”), provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:

1           ACCOUNTING AND OTHER TERMS

1.1        Accounting terms not defined in this Agreement shall be construed in accordance with GAAP. Calculations and determinations must be made in accordance with GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 15. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. All references to “Dollars” or “$” are United States Dollars, unless otherwise noted.

2           LOANS AND TERMS OF PAYMENT

2.1        Promise to Pay. Borrower hereby unconditionally promises to pay Lenders the unpaid principal amount of all Credit Extensions hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Agreement.

2.2        Revolving Advances.

(a)        Availability.    Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the Revolving Line minus the aggregate face amount of all outstanding Letters of Credit and the Credit Card Exposure and Bank shall make such Advances on the terms set forth in this Agreement. Borrower shall request and Bank shall make an initial Advance of at least $10,000,000, to be made on or about the Effective Date. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.2 may be repaid and reborrowed at any time prior to the Maturity Date, at which time all Advances under this Section 2.2 shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

(b)        Borrowing Procedure.    Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B-1 attached hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section to Borrower’s deposit account.

(c)        Payments.    Interest is payable monthly on the first calendar day of each month. Payments received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, if any, shall continue to accrue.

(d)        Interest.    Subject to Section 2.4, the principal amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to LIBOR plus five percent (5.0%), based on the LIBOR on the first day of each month, which interest shall be payable monthly. The applicable interest rate shall increase or decrease effective on the first day of each month based on the LIBOR on such date. Interest is computed on the basis of a 360-day year for the actual number of days elapsed.

(e)        Termination; Repayment.    The Revolving Line terminates on the Maturity Date, on which date the principal amount of all Advances, the unpaid interest thereon, and all Obligations relating to the Revolving Line shall be immediately due and payable.

(f)        Late Fee.    If any payment of principal or accrued interest is not made within five (5) Business Days after the date due, Borrower shall pay to Bank a late payment fee equal to five percent (5%) of the amount of such late payment. The provisions of this Section 2.2(f) shall not be construed as Bank’s consent to Borrower’s failure to pay any amounts when due, and Bank’s acceptance of any such late payments shall not restrict Bank’s exercise of any remedies arising out of any such failure.

(g)        Debit of Accounts.    Bank may debit any of Borrower’s deposit accounts including Account Number                  for principal and interest payments or any other amounts that is due and payable by Borrower to Bank as provided in this Agreement. Bank will notify Borrower prior to when it debits Borrower’s accounts for any payments other than payments of principal and interest. These debits shall not constitute a set-off.

2.2.1     Letters of Credit Sublimit.    Subject to the terms and conditions of this Agreement, at any time prior to the Maturity Date, Bank agrees to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed the Revolving Line minus the aggregate amount of the outstanding Advances and the Credit Card Exposure at any time, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed $1,000,000. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”). On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.2. Prior to the Maturity Date, Borrower shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Bank. The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

2.2.2     Corporate Credit Cards Sublimit.    Subject to the terms and conditions of this Agreement, provided that there is availability under the Revolving Line, until the Maturity Date, Borrower may request corporate credit cards from Bank (collectively, the “Credit Card Services”), provided that the aggregate limit of the corporate credit cards issued by Bank (the “Credit Card Exposure”) shall not in any case exceed the Revolving Line minus the aggregate amount of the outstanding Advances and the face amount of the outstanding Letters of Credit, and provided further that the aggregate amount of the Credit Card Exposure shall not exceed $1,000,000 at any time. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the Credit Card Services, which Borrower hereby agrees to execute as a condition precedent to the use of the Credit Card Services. All corporate credit cards will be cancelled on, and no further Credit Card Services will be provided after, the Maturity Date.

2.2.3     Overadvances.    If Borrower’s Obligations under Section 2.2, Section 2.2.1 and Section 2.2.2 exceed the Revolving Line, Borrower shall immediately pay to Bank the amount of such excess or Bank may debit Borrower’s deposit account for the amount of such excess as provided in Section 2.2(g).

2.3        Term Loan Facility.

(a)        Availability.    Subject to the terms and conditions of this Agreement, on or about the Effective Date, ORIX shall make the Term Loan to Borrower. ORIX shall transfer to Borrower’s deposit account at Bank, an amount equal to the Term Loan.

(b)        Repayment.    Borrower will repay the entire principal amount of the Term Loan on the Maturity Date.

(c)        Prepayment.    Borrower may prepay all or any part of the Term Loan at any time, provided that Borrower pays ORIX a prepayment premium equal to 2.0% of the amount of any prepayment made on or prior to the first anniversary of the Effective Date, 1.0% of the amount of any prepayment made thereafter but on or prior to the second anniversary of the Effective Date, and 0.5% of the amount of any prepayment made thereafter but prior to the Maturity Date. The prepayment premium shall be due upon any prepayment, whether made voluntarily or after the occurrence of an Event of Default. ORIX waives the prepayment premium for any prepayment made after either (i) the sale of Borrower’s capital stock in an underwritten offering pursuant to a registration statement filed under the Securities Act of 1933, as amended or (ii) an Acquisition where, immediately after giving effect to either such transaction described in clause (i) or (ii) above, (x) the cash consideration per share received by ORIX for the stock to which ORIX is entitled under the Warrant is at least equal to 200% of the exercise price per share or (y) the cash consideration received by ORIX is at least equal to $1,000,000 net of any exercise price payable by ORIX.

(d)        Interest.  Subject to Section 2.4, the Term Loan shall bear interest at a rate equal to (i) the greater of: current cash interest rate of LIBOR plus 10.0% or 10.5%, which interest shall be payable monthly. The applicable interest rate for any month shall be the LIBOR on the first day of such month. Interest is computed on the basis of a 360-day year for the actual number of days elapsed. Borrower shall pay such interest monthly, on the first day of each month. Payments received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, if any, shall continue to accrue.

(e)        Late Fee.  If any payment of principal or accrued interest is not made within five (5) Business Days after the date due, Borrower shall pay to ORIX a late payment fee equal to five percent (5%) of the amount of such late payment. The provisions of this section shall not be construed as ORIX’s consent to Borrower’s failure to pay any amounts when due, and ORIX’s acceptance of any such late payments shall not restrict ORIX’s exercise of any remedies arising out of any such failure.

2.4        Default Interest.    After the occurrence of an Event of Default and upon the election by the Collateral Agent, the amounts outstanding under the Term Loan and Revolving Line shall bear interest, commencing on the date of such occurrence and continuing thereafter until the Event of Default is waived by Collateral Agent, at a per annum rate equal to 2.0% above the otherwise applicable rate (the “Default Rate”).

2.5        Fees and Expenses.    Borrower will pay to Collateral Agent and Lenders:

(a)    Commitment Fee. On the Effective Date, a fully earned, non-refundable Commitment Fee of $300,000, to be shared equally between Bank and ORIX;

(b)    Unused Revolving Line Facility Fee. A fee, payable quarterly to Bank, in arrears, in an amount equal to 0.50% per annum of the average unused portion of the Revolving Line, as determined by Bank, at any time that the principal balance of the outstanding Advances is less than fifty percent (50%) of the Revolving Line; and

(c)    Lenders’ Expenses. On the Effective Date, all Lenders’ Expenses and, after the Effective Date, all Lenders’ Expenses incurred thereafter, upon written request.

2.6        Withholding.    Payments received by Lenders from Borrower hereunder will be made free and clear of any withholding taxes. Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any such withholding or deduction from any such payment or other sum payable hereunder to Lenders, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, each Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Lenders with proof reasonably satisfactory to Lenders indicating that Borrower has made such withholding payment provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

3           CONDITIONS OF CREDIT EXTENSIONS

3.1        Conditions Precedent to Initial Credit Extension.  Each Lender’s obligation to make the Initial Credit Extension is subject to the condition precedent that Collateral Agent and Lenders shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and Lenders, such documents, and completion of such other matters, as Collateral Agent may reasonably deem necessary or appropriate, including, without limitation:

(a)        duly executed original signatures to the Loan Documents to which Borrower is a party;

(b)        duly executed original signatures from Borrower to the Control Agreements with respect to the accounts maintained at JPMorganChase Bank, N.A.;

(c)        fully executed Control Agreement with respect to the Borrower’s accounts maintained at Bank;

(d)        the Operating Documents of Borrower and good standing Certificate of Borrower certified by the Secretary of State of the State of Delaware and each state in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(e)        the Representation Certificate for Borrower;

(f)        duly executed original signatures to an officer’s certificate for Borrower;

(g)        Collateral Agent shall have received certified copies, dated as of a recent date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(h)        a landlord’s consent executed in favor of Collateral Agent in respect of Borrower’s location at 731 W Henry Street, Indianapolis, IN 46202;

(i)        a landlord’s consent executed by Henry Amalgamated in favor of Collateral Agent in respect of Borrower’s locations managed by such landlord;

(j)        a landlord’s consent executed by the landlord of the property occupied by NFrame in favor of Collateral Agent in respect of Borrower’s disaster recovery site;

(k)        a consent executed by NFrame in favor of Collateral Agent in respect of Borrower’s disaster recovery site;

(l)        the Warrant;

(m)        a copy of any applicable Registration Rights Agreement or Investors’ Rights Agreement and any amendments thereto;

(n)        a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;

(o)        Control Agreements in respect of all Collateral Accounts;

(p)        Pledge Agreement;

(q)        secured guarantees by each of AL BV Investments, Inc. and AL Campus Kids, LLC;

(r)        the Operating Documents of AL BV Investments, Inc. and AL Campus Kids, LLC and good standing Certificates of AL BV Investments, Inc. and AL Campus Kids, LLC certified by the Secretary of State of the State of Delaware and Indiana, respectively, and each state in which AL BV Investments, Inc. or AL Campus Kids, LLC is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(s)        duly executed original signatures to an officer’s certificate for AL BV Investments, Inc. and AL Campus Kids, LLC;

(t)        payoff letters from the holders of the Existing Indebtedness;

(u)        evidence that (i) the Liens securing the Existing Indebtedness will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(v)        evidence satisfactory to Collateral Agent that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of Lenders; and

(w)        payment of the fees and Lenders’ Expenses then due as specified in Section 2.5 hereof.

3.2        Conditions Precedent to all Credit Extensions.    The obligation of each Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)        receipt by Lenders and Collateral Agent of an executed Payment/Advance Form in the form of Exhibit B and Exhibit B-1 attached hereto, as applicable;

(b)        the representations and warranties in Section 5 hereof shall be true, in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 hereof are true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c)        no Event of Default, or any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default (a “Default”), shall have occurred and be continuing at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof; and

(d)        payment of the fees and Lenders’ Expenses then due as specified in Section 2.5 hereof.

3.3        Covenant to Deliver. Borrower agrees to deliver to Collateral Agent each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Collateral Agent of any such item shall not constitute a waiver by Lenders of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in each Lender’s sole discretion.

4           CREATION OF SECURITY INTEREST

4.1        Grant of Security Interest.    Borrower grants Collateral Agent, for the ratable benefit of Lenders, and to each Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of this agreement to have priority to Collateral Agent’s Lien. If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall promptly notify Collateral Agent in a writing signed by Borrower of the general details thereof (and further details as may be required by Collateral Agent) and grant to Collateral Agent, for the ratable benefit of Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent. If this Agreement is terminated, Collateral Agent’s and Lenders’ Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Lenders’ obligation to make Credit Extensions has terminated, Collateral Agent and Lenders shall, at Borrower’s sole cost and expense, release their Liens in the Collateral.

4.2        Authorization to File Financing Statements.    Borrower authorizes Collateral Agent to file financing statements or take any other action required to prefect Collateral Agent’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s and each Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Agreement, by Borrower or any other Person, shall be deemed to violate the rights of Collateral Agent and Lenders under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Collateral Agent’s discretion.

5           REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and Lenders as follows at all times:

5.1        Due Organization, Authorization:    Power and Authority.    Each of Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdiction of organization. Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified, the violation of which is not reasonably expected to have a material adverse effect on its business. In connection with this Agreement, Borrower has delivered to Collateral Agent a completed Representation Certificate signed by an officer of Borrower (the “Representation Certificate”). Borrower represents and warrants that (a) Borrower’s exact legal name is that indicated on the Representation Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Representation Certificate; (c) the Representation Certificate accurately set forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Representation Certificate accurately set forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth in the Representation Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of organization, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Representation Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Representation Certificate (including the information set forth in clause (d) above) after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower or any Subsidiary is not now a Registered Organization but later becomes one, Borrower shall notify Collateral Agent of such occurrence and provide Collateral Agent with such Person’s organizational identification number within five (5) Business Days of receiving such organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, including the Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower or any of their respective Subsidiaries or their respective properties is bound. Borrower is not in default under any material agreement to which it is a party or by which it or any of its assets is bound.

5.2        Collateral.

(a)        Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and Borrower does not have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Representation Certificate delivered to Collateral Agent in connection herewith with respect of which Borrower has given Collateral Agent and Lenders notice and taken such actions as are necessary to give Collateral Agent and Lenders a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

(b)        On the Effective Date, the Collateral is not in the possession of any third party bailee (such as a warehouse) except as disclosed in the Representation Certificate, and, as of the Effective Date, no such third party bailee possesses components of the Collateral in excess of One Hundred Thousand Dollars ($100,000). None of the components of the Collateral shall be maintained at locations other than as disclosed in the Representation Certificate on the Effective Date or as permitted pursuant to Section 7.2. In the event that Borrower, after the Effective Date, intends to store or otherwise deliver any portion of the Collateral to a bailee in excess of One Hundred Thousand Dollars ($100,000), then Borrower will first receive the written consent of Collateral Agent and Lenders and such bailee must execute and deliver a bailee agreement in form and substance reasonably satisfactory to Collateral Agent.

(c)        All Inventory is in all material respects of good and marketable quality, free from material defects.

(d)        Borrower is the sole owner of the Intellectual Property it purports to own, except for non-exclusive licenses granted to certain third parties in the ordinary course of business. Borrower’s Patents, if any, are valid and enforceable, no part of Borrower’s Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to Borrower’s knowledge, no claim has been made that any part of the Intellectual Property or any practice by Borrower violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Representation Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee that (i) prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (ii) for which a default under or termination of could interfere with Collateral Agent’s right to sell any Collateral. Borrower shall provide written notice to Collateral Agent within ten (10) days of entering into or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Borrower shall take such commercially reasonable steps as Collateral Agent requests to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (i) all such licenses or agreements to be deemed “Collateral” and for Collateral Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (ii) Collateral Agent shall have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Collateral Agent’s rights and remedies under this Agreement and the other Loan Documents.

5.3        Litigation.    Except as disclosed on the Representation Certificate, there are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower, or any of its Subsidiaries, involving more than One Hundred Thousand Dollars ($100,000.00).

5.4        No Material Deterioration in Financial Condition; Financial Statements.    All consolidated financial statements for Borrower and its Subsidiaries delivered to Collateral Agent fairly present, in all material respects the consolidated financial condition of Borrower and its Subsidiaries and the consolidated results of operations of Borrower and its Subsidiaries. There has not been any material deterioration in the consolidated financial condition of Borrower and its Subsidiaries since the date of the most recent financial statements submitted to Collateral Agent.

5.5        Solvency.    The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6        Regulatory Compliance.  Borrower is not, and no Subsidiary is, an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not, and no Subsidiary is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted. None of Borrower or its Affiliates or, to the knowledge of Borrower, any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. Neither Borrower nor, to the knowledge of Borrower, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7        Subsidiaries; Investments.    Borrower does not own any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.8        Tax Returns and Payments; Pension Contributions.  Except as set forth in the Representation Certificate, Borrower and its Subsidiaries have timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower and its Subsidiaries in all jurisdictions in which Borrower or its Subsidiaries are subject to taxes, including the United States, unless such taxes are being contested in accordance with the following sentence. Except as set forth in the Representation Certificate, Borrower and its Subsidiaries may defer payment of any contested taxes, provided that Borrower or such Subsidiary (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Collateral Agent in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien” and (d) maintains adequate reserves in respect of such contested amounts. Except as set forth in the Representation Certificate, Borrower is unaware of any claims or adjustments proposed for Borrower or its Subsidiaries prior tax years which could result in additional taxes becoming due and payable by Borrower or its Subsidiaries. Borrower and its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower and its Subsidiaries have not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.9        Use of Proceeds.    Borrower shall use the proceeds of the Credit Extensions solely to repay Existing Indebtedness and for working capital and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes.

5.10      Full Disclosure. No written representation, warranty or other statement of Borrower or any Subsidiary in any certificate or written statement given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written Certificate and written statements given to Collateral Agent or any Lender, contains or will contain when made any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained in the Certificate or statements not misleading (it being recognized that the projections and forecasts provided by Borrower or any Subsidiary in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6           AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1        Government Compliance.

(a)        Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall (and shall cause each Subsidiary to) comply in all material respects with all material laws, ordinances and regulations to which it is subject.

(b)        Obtain and keep in full force and effect, all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of Lenders, in all of the Collateral. Borrower shall promptly provide copies to Collateral Agent of any material Governmental Approvals obtained by Borrower.

6.2        Financial Statements, Reports, Certificate.

(a)        Deliver to Collateral Agent and Lenders: (i) as soon as available, but no later than thirty (30) days after the last day of each calendar month, a company prepared consolidated and consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its Subsidiaries for such month, certified by a Responsible Officer and in a form reasonably acceptable to Collateral Agent; (ii) as soon as available, but no later than thirty (30) days after the last day of each calendar quarter, a company prepared consolidated and consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its Subsidiaries for such quarter, certified by a Responsible

Officer and in a form reasonably acceptable to Collateral Agent; (iii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Ernst & Young LLP or an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion; (iv) as soon as available after approval thereof by Borrower’s Board of Directors, but no later than January 31 of each of Borrower’s fiscal years, Borrower’s financial projections for the entire current fiscal year as approved by Borrower’s Board of Directors, which such annual projections shall be set forth in a month-by-month format (such annual financial projections as originally delivered to Collateral Agent and Lenders are referred to herein as the “Annual Projections”); (v) within ten (10) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or holders of Subordinated Debt; (vi) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within ten (10) days of filing, all reports on Form 10-K and Form 10-Q (which shall satisfy Borrower’s reporting obligations under clause (iii) and (ii) above, respectively), and Form 8-K filed with the Securities and Exchange Commission; (vii) prompt notice of (A) any material change in the composition of the Intellectual Property, (B) notice of the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark, and (C) prompt notice of Borrower’s knowledge of any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property; and (viii) other information as reasonably requested by Collateral Agent.

(b)        Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each calendar month, deliver to Collateral Agent and Lenders, a duly completed Compliance Certificate signed by a Responsible Officer.

(c)        Keep proper books of record and account in accordance with GAAP in all material respects, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Borrower shall allow, at the sole cost of Borrower, Collateral Agent and Lenders and their respective agents, representatives and advisors, during regular business hours upon reasonable prior notice (except while an Event of Default has occurred and is continuing, in which case no prior notice is required), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral; provided that such audits shall not be conducted more than once per year unless an Event of Default has occurred and is continuing. Borrower shall pay, with respect to any employee of Collateral Agent engaged in such review, $950 per person per day, or such other amount as Collateral Agent advises is its then current standard charge for such review, provided that Borrower shall not be obligated to pay such costs in excess of $10,000 for any such inspection, collateral audit, or analysis of its operations and the Collateral conducted in the absence of an Event of Default.

(d)        Promptly notify Collateral Agent and Lenders in writing of any change in its officers or directors, the development or acquisition of any new Intellectual Property by Borrower or any of its Subsidiary, and any Material Adverse Change.

6.3        Inventory; Returns.    Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and their Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower shall promptly notify Collateral Agent of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000) individually or in the aggregate in any calendar year.

6.4        Board Information.    Collateral Agent shall have the following contractual information rights. Such rights shall be in addition to, and nothing in this Agreement shall be deemed to limit, any other rights that Collateral Agent may hold as a stockholder of Borrower.

(a)        From and after the Effective Date through the consummation of Borrower’s initial underwritten public offering, Borrower shall provide notice to Collateral Agent of the time and place of any meeting of the Board of Directors of Borrower (including without limitation telephone, conference call and video meetings) (all said scheduled and unscheduled meetings being referred to herein as “Board Meetings”) simultaneously with the delivery of notice to the members of the Board of Directors of Borrower. Concurrent with delivery to the members of the Board of Directors of Borrower, Borrower shall give Collateral Agent copies of all notices, minutes, consents and other materials the Borrower provides to its directors in connection with said Board Meetings, at the same time as provided to its directors.

(b)        From and after the Effective Date, immediately following each Board Meeting, Borrower shall, upon Collateral Agent’s reasonable request, hold a meeting with Collateral Agent, at which an executive officer of the Borrower who was present at the Board Meeting shall be present (the “Board Briefing”). The Board Briefing may be by telephone or conference call. At the Board Briefing, the executive officer of the Borrower shall disclose to Collateral Agent all material information discussed at the Board Meeting and all actions taken at the Board Meeting, and shall discuss the same with Collateral Agent and answer questions asked by Collateral Agent.

(c)        Collateral Agent may be excluded from access to any material or meeting or portion thereof if the Board of Directors of Borrower determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons. If any Event of Default has occurred and is continuing and Collateral Agent or a Lender has given written notice of such Event of Default to Borrower, then Collateral Agent shall have the right to have a representative attend all Board Meetings, in a nonvoting-observer capacity, subject to the restrictions set forth in this Section 6.4(c).

6.5        Remittance of Proceeds.  All net after tax proceeds arising from the sale or other disposition of any Collateral (other than (i) proceeds of the sale of Inventory in the ordinary course of business, and (ii) proceeds of dispositions of obsolete or unneeded Equipment in the ordinary course of business in an amount not in excess of $250,000 in any fiscal year) shall be delivered, in kind, by Borrower to Collateral Agent in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations, first against the Advances, and then against the Term Loan. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.6        Taxes; Pensions.  Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Collateral Agent, on demand, appropriate Certificate attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.7        Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Collateral Agent may otherwise reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent, as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Collateral Agent at least thirty (30) days notice before canceling, amending, or declining to renew its policy. At Collateral Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. So long as no Event of Default has occurred and is continuing, proceeds payable under any policy shall, at Borrower’s option, be used toward the replacement or repair of destroyed or damaged property or otherwise applied to the purchase or acquisition of property useful to Borrower’s business; provided that any such property shall be acquired no later than 180 days of Borrower’s receipt of such proceeds and such property shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest. If such proceeds are not applied in accordance with the foregoing sentence, or after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of Lenders, on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Collateral Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Collateral Agent deems prudent.

6.8        Operating Accounts.

(a)        Maintain a deposit account with Bank, such account to be subject to a Control Agreement in favor of Collateral Agent.

(b)        Provide Collateral Agent five (5) days’ prior written notice before establishing any Collateral Account at or with any Person other than Bank. In addition, for each Collateral Account that Borrower or any of their Subsidiaries any time maintains, Borrower shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s and each Lender’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without prior written consent of Collateral Agent and Lenders.

(c)        Not maintain any Collateral Accounts except Collateral Accounts located in the United States in accordance with Sections 6.8(a) and (b);

(d)        Maintain all cash in Collateral Accounts that are in accordance with Sections 6.8(a) and (b), provided however, that Borrower may (i) have cash maintained in Collateral Accounts that do not satisfy Sections 6.8(a) and (b) if such cash is used solely for purposes of securing Borrower’s obligations to merchant services credit card processing service providers and such Collateral Accounts are controlled by such service providers (each, a “Processing Account”), provided that the aggregate amount of such cash does not exceed, in the aggregate, the lesser of (A) the amounts required by such service providers or (B) One Million Dollars ($1,000,000) at any time; and (ii) maintain its accounts at PNC Bank existing as of the Effective Date provided that the aggregate cash in such accounts does not exceed $50,000 at any time on and after the Effective Date, the aggregate amount of cash in such accounts on and after the 45th day following the Effective Date does not exceed $10,000 at any time, and all such accounts are closed on or before the first anniversary of the Effective Date, provided that Borrower shall immediately transfer all cash in excess of the foregoing amounts to the Designated Deposit Account.

6.9        Protection of Intellectual Property Rights.    (a) protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its Intellectual Property material to Borrower’s business; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s written consent. If Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Collateral Agent and each Lender with at least fifteen (15) days prior written notice of Borrower’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Collateral Agent may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent in the Accounts arising out of the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Collateral Agent with evidence of the recording of the intellectual property security agreement necessary for Collateral Agent to perfect and maintain a first priority perfected security interest in such property.

6.10      Litigation Cooperation.    From the date hereof and continuing through the termination of this Agreement, make available to Collateral Agent, without expense to Collateral Agent or Lenders, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent or Lenders with respect to any Collateral or relating to Borrower.

6.11      Notices of Litigation and Default.    Give prompt written notice to Collateral Agent of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Thousand Dollars ($100,000) or more or which could reasonably be expected to have a material adverse effect with respect to Borrower’s business. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Collateral Agent of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.12      Investments in Subsidiaries. Not contribute, assign or otherwise transfer assets to any Subsidiary or Subsidiaries in excess of $50,000 in the aggregate for all Subsidiaries in any fiscal year, unless such Subsidiary has guaranteed the Obligations of Borrower hereunder and Collateral Agent has a perfected security interest of such Subsidiary’s assets, or such Subsidiary is a co-borrower hereunder.

6.13      Creation/Acquisition of Subsidiaries.    In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Collateral Agent and Lenders of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Collateral Agent to cause each such Subsidiary to become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto) on terms acceptable to Collateral Agent and Lenders; and Borrower shall grant and pledge to Lenders and to Collateral Agent, for the ratable benefit of Lenders, a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary.

6.14      Financial Covenants.  Comply with the following financial covenants:

(a)  Borrower shall maintain a minimum Asset Coverage Ratio of 30.0%. “Asset Coverage Ratio” is (A) the sum of (i) Cash maintained in account(s) with Bank plus (ii) net Accounts that are less than 90 days outstanding from invoice date, divided by (B) the outstanding Credit Extensions, where Cash is at all times not less than $3,000,000 in such calculation.

(b)  Borrower shall maintain 12-months trailing gross revenue, measured as of the last day of each quarter, equal to at least the gross revenue amounts set forth in the projections attached hereto as Exhibit D for fiscal years 2011 and 2012. For fiscal years 2013 and beyond, Borrower shall maintain 12-months trailing gross revenue, measured as of the last day of each quarter, of at least such amounts to be mutually agreed upon by Borrower and Collateral Agent, based on a percentage of gross revenue set forth in the Annual Projections delivered by Borrower to Collateral Agent and Lenders pursuant to Section 6.2(a)(iv) of this Agreement. In the event that Collateral Agent and Borrower are unable to agree upon such amounts, Borrower shall maintain 12-months trailing gross revenue, measured as of the last day of each quarter in fiscal year 2013, equal to 120% of the covenant trailing gross revenue for the prior year’s comparable quarter that is set forth on Exhibit D, and Borrower shall maintain 12-months trailing gross revenue, measured as of the last day of each quarter in fiscal year 2014 and beyond, equal to 120% of the covenant trailing gross revenue for the prior year’s comparable quarter, as set forth herein.

(c)  Borrower shall maintain Paid Memberships in at least the amounts set forth on Exhibit D attached hereto for fiscal years 2011 and 2012, measured as of the last day of each quarter. For all subsequent fiscal years, Borrower shall maintain Paid Memberships, measured on a quarterly basis, of at least the amounts to be mutually agreed upon by Borrower and Collateral Agent, based on the Annual Projections delivered by Borrower to Collateral Agent and Lenders pursuant to Section 6.2(a)(iv) of this Agreement. In the event that Collateral Agent and Borrower are unable to agree upon a minimum amount of Paid Memberships for each quarter in fiscal years 2013 and beyond, Borrower shall maintain the Paid Membership for fiscal years 2013 and beyond, measured on the last day of each quarter, of at least the covenant amount of Paid Memberships as of December 31, 2012 that is set forth on Exhibit D.

6.15      Further Assurances.

(a)        Execute any further instruments and take further action as Collateral Agent reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

(b)        Deliver to Collateral Agent, within ten (10) Business days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or otherwise on the operations of Borrower or any of its Subsidiaries.

6.16      Post Closing Requirements.    Complete each of the post-closing obligations and/or provide to Collateral Agent each of the documents, instruments, agreements and information listed on Schedule 6.16 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance reasonably satisfactory to Collateral Agent. Failure of Borrower to deliver the post-closing items within the time periods set forth on Schedule 6.16 shall constitute an Event of Default as to which no grace period shall apply.

7           NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following:

7.1        Dispositions.      Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the Intellectual Property of Borrower or its Subsidiaries in the ordinary course of business in connection with joint ventures and corporate collaborations.

7.2        Changes in Business, Management, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower or any of its Subsidiaries, as applicable, as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve; or (c) permit any Key Person to cease to be actively engaged in the management of Borrower unless a replacement for such Key Person is approved by Borrower’s Board of Directors and engaged by Borrower within one hundred twenty (120) days; or (d) enter into any transactions outside the ordinary course of business, other than a Permitted Offering; or (e): (1) add any new offices or business locations, including warehouses that contains, at any time, any tangible form of Borrower’s Intellectual Property or any information technology property (including servers and other hardware containing Borrower’s proprietary data and information) unless such office, location or warehouse is subject to a landlord’s/warehouseman’s consent in favor of Collateral Agent, in form and substance satisfactory to Collateral Agent, (2) transfer any tangible form of Borrower’s Intellectual Property or any information technology property (including servers and other hardware containing Borrower’s proprietary data and information) to any of Borrower’s offices or business locations (including those existing as of the Effective Date) that is not subject to a landlord’s/warehouseman’s consent in favor of Collateral Agent, in form and substance satisfactory to Collateral Agent, (3) change its jurisdiction of organization, (4) change its organizational structure or type, (5) change its legal name, or (6) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3        Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person. Notwithstanding the foregoing, a Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co-borrower” hereunder) or into Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4        Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5        Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have priority to Collateral Agent’s Lien), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s, or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6        Maintenance of Collateral Accounts.    Maintain any Collateral Account except pursuant to the terms of Section 6.8 hereof.

7.7        Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8        Distributions.  Pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment on, or redeem, retire or purchase, any capital stock (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate per fiscal year).

7.9        Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person or are otherwise approved by the disinterested members of Borrower’s board of directors, (ii) employment agreements with executive officers entered into in the ordinary course of business, on fair and reasonable terms, as approved by the Board of Directors, (iii) reasonable and customary fees paid to members of the Board of Directors, (iv) grants of stock options or restricted stock to employees, officers or directors pursuant to the terms of an equity incentive plan, stock option plan or similar plan, (v) payment of compensation to officers and directors in the ordinary course of business, and (vi) any transaction between Borrower and its Subsidiaries or between Borrower’s Subsidiaries constituting Permitted Investments and/or Permitted Indebtedness.

7.10      Subordinated Debt.    (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any material provision in any document relating to the Subordinated Debt.

7.11      Compliance.    Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other applicable law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.12      Compliance with Anti-Terrorism Laws.  Collateral Agent notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Collateral Agent’s policies and practices, Collateral Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Collateral Agent to identify such party in accordance with Anti-Terrorism Laws. Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower shall immediately notify Collateral Agent if Borrower has knowledge that Borrower or any Subsidiary or Affiliate is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

8           EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1        Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1(a) hereof);

8.2        Covenant Default.

(a)        Borrower fails or neglects to perform any obligation in Section 6 (other than Sections 6.1, 6.3, 6.10 or 6.15(a)) or violates any covenant in Section 7; or

(b)        Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.1, 6.3, 6.10 or 6.15(a), or keep, perform or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof;

8.3        Material Adverse Change.  A Material Adverse Change occurs;

8.4        Attachment; Levy; Restraint on Business.

(a)        (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with any Lender or any Lender’s Affiliate or any bank or other institution at which Borrower maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(b)        (i) any of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;

8.5        Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days;

8.6        Other Agreements. There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that could have a material adverse effect on Borrower’s business;

8.7        Judgments.  One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof;

8.8        Change in Control.  A Change in Control occurs;

8.9        Misrepresentations.    Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or Lenders or to induce Collateral Agent and/or Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.10      Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Collateral Agent or Lenders, or any creditor that has signed such an agreement with Collateral Agent or Lenders breaches any terms of such agreement;

8.11      Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction that could reasonably be expected to have a material adverse effect on Borrower’s business; or

8.12      Lien Priority.    Any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens.

8.13      Guaranty.  If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution, or any circumstances arise causing Bank, in good faith, to become insecure as to the satisfaction of any of any guarantor’s obligations under the Guaranty Documents.

9           RIGHTS AND REMEDIES

9.1        Rights and Remedies.

(a)        Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of the Required Lenders, without notice or demand, shall do any or all of the following: (i) declare a portion of or all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or Lenders) or (ii) suspend or terminate the obligations, if any, of Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or Lenders shall be immediately terminated without any action by Collateral Agent or Lenders).

(b)        Without limiting the rights of Collateral Agent and Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of the Required Lenders, without notice or demand, shall have the right to do any or all of the following:

(i)  foreclose upon and/or sell or otherwise liquidate the Collateral;

(ii)  apply to the Obligations any (a) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, or (b) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower; and/or

(iii)  commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c)        Without limiting the rights of Collateral Agent and Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i)  settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii)  make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Collateral Agent requests and make it available in a location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii)  ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Collateral Agent for the benefit of Lenders;

(iv)  place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral, and collect, receive, dispose of and realize upon any Investment Property, including withdrawal of any and all funds from any securities accounts;

(v) demand and receive possession of Borrower’s Books;

(vi) appoint a receiver to cease, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower;

(vii) demand that Borrower (i) deposit cash with Bank in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then one hundred five percent (105%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then one hundred ten percent (110%), of the dollar equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Collateral Agent in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; and

(viii) Subject to Sections 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2        Standards for Determining Commercial Reasonableness.    A sale or other disposition (collectively, “sale”) of any Collateral that complies with the following standards will be conclusively deemed to be commercially reasonable: (i) notice of the sale is given to Borrower at least seven calendar days prior to the sale, and, in the case of a public sale, notice of the sale is published at least seven calendar days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) notice of the sale describes the collateral in general, non-specific terms; (iii) the sale is conducted at a place designated by Collateral Agent, with or without the Collateral being present; (iv) the sale commences at any time between 8:00 a.m. and 6:00 p.m.; and (v) with respect to any sale of any of the Collateral, Collateral Agent may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Collateral Agent shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

9.3        Power of Attorney.    Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable only upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Collateral Agent and Lenders are under no further obligation to make Credit Extensions hereunder. Collateral Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Collateral Agent’s and Lenders’ obligation to provide Credit Extensions terminates.

9.4        Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.5        Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent (provided that, as between Collateral Agent and the Lenders, Collateral Agent shall not apply any payments received towards the prepayment of the Term Loan without the prior consent of Bank), and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to Lenders’ Expenses; second, to accrued and unpaid interest on the Advances (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Advances outstanding (which, for the sake of clarity, includes any amounts owing under the Letters of Credit and the Credit Card Services, and in the aggregate with Advances do not exceed $15,000,000); fourth, to accrued and unpaid interest on the Term Loan (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts; fifth, to the principal amount of the Term Loan outstanding; and sixth, to any other indebtedness or obligations of Borrower owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any amounts due and the ratable distribution of interest, fees and reimbursements paid or made by Borrower in accordance with this Section. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Collateral Agent and other Lenders for purposes of perfecting Collateral Agent’s security interest therein.

9.6        Liability for Collateral.  Collateral Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.7        No Waiver; Remedies Cumulative.  Collateral Agent’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and then is only effective for the specific instance and purpose for which it is given. Collateral Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Collateral Agent has all rights and remedies provided under the Code, any applicable law, by law, or in equity. Collateral Agent’s exercise of one right or remedy is not an election, and Collateral Agent’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.8        Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent on which Borrower is liable.

10         NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail (if an email address is specified herein) or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Angie’s List, Inc.
1030 E. Washington Street
Indianapolis, IN 46202
Attn: Robert R. Millard, Chief Financial Officer
Fax: (317) 803-8942
E-Mail: [personally identifiable information withheld]

With a copy to (which copy shall not constitute notice):

Ice Miller LLP
One American Square
Suite 2900
Indianapolis, IN 46282
Attention: Kristine C. Danz, Esq.
Fax: (317) 592-4811
E-Mail: [personally identifiable information withheld]

If to ORIX:	ORIX Venture Finance LLC 245 Park Ave., 19th Floor New York, NY 10167
Attention: Carol Nicholas Fax: 212-497-7917

With a copy to (which copy shall not constitute notice):

ORIX Corporate Capital
1717 Main Street, Suite 900
Dallas, TX 75201
Attn: Operations Manager
Fax: 214-237-2352

If to Bank:	Bridge Bank, National Association
55 Almaden Blvd.
San Jose, CA 95113
Attn: Dan Pistone

11         CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

This Agreement and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of ORIX and Borrower shall be governed by, and construed in accordance with the internal laws of the State of New York without regard to conflict of laws principles, provided that Collateral Agent shall retain all rights arising under federal law. BORROWER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY ACT, TRANSACTION, DISPUTE OR CONTROVERSY ARISING HEREUNDER OR THEREUNDER OR RELATING HERETO OR THERETO, AND BORROWER IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ORIX TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY BORROWER AGAINST COLLATERAL AGENT, ANY LENDER OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK. Borrower consents to service of process in any action or proceeding brought against it by Collateral Agent or any Lender by personal delivery, or by mail addressed as set forth in this Agreement or by any other method permitted by law. NOTWITHSTANDING THE FOREGOING, COLLATERAL AGENT AND LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH COLLATERAL AGENT AND LENDERS (IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.1) DEEM NECESSARY OR APPROPRIATE TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE COLLATERAL AGENT’S AND LENDERS’ RIGHTS AGAINST BORROWER OR ITS PROPERTY. Borrower submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, first class, registered or certified mail return receipt requested, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, COLLATERAL AGENT, AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12          GENERAL PROVISIONS

12.1      Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party, subject to the following: Borrower may not assign this Agreement or any rights or obligations under it without the Lenders’ prior written consent (which may be granted or withheld in such Lender’s discretion, subject to Section 12.8); and Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents to any Eligible Assignee.

12.2      Indemnification.  Borrower shall indemnify, defend and hold Collateral Agent and Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person from, following, or arising from transactions between Collateral Agent, and/or Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds.

12.3      Time of Essence.    Time is of the essence for the performance of all Obligations in this Agreement.

12.4      Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5      Correction of Loan Documents.  Collateral Agent and Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6      Public Announcement.  Collateral Agent and any Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos.

12.7      Savings.  Collateral Agent, Lenders, and Borrower intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in this Agreement shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither Borrower nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this Section 12.7 shall control over all other provisions of this Agreement which may be in conflict herewith. Collateral Agent and each Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Collateral Agent or any Lender or any other holder of any or all of the Obligations shall otherwise collect amounts which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at Collateral Agent’s or such Lender’s or such holder’s option, promptly returned to Borrower upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, Collateral Agent, Lenders and Borrower (and any other payors thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest through the entire contemplated term of this Agreement in accordance with the amount outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law.

12.8      Amendments in Writing; Integration.    Except as expressly set forth in this Agreement, (a) no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:

(i)        no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii)        no such amendment, waiver or other modification that would effect the priority and right to payment as set forth in Section 9.5 shall be effective as to such Lender without such Lender’s written consent;

(ii)        no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature;

(iii)        no such amendment, waiver or other modification shall, unless signed by all Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Credit Extension or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Credit Extension; (B) postpone the date fixed for, or waive, any payment of principal of any Credit Extension or of interest on any Credit Extension (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the percentage of Lenders that shall be required for Lenders to take any action hereunder; (D) release all or substantially all or any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.8 or the definitions of the terms used in this Section 12.8 insofar as the definitions affect the substance of this Section 12.8; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any terms that provide for Lenders to receive their pro rata shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent and Lenders securing the Obligations; or (I) amend any of the provisions of Section 12.8. All Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the preceding sentence; and

(iv)        the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any intercreditor or agency agreement among Lenders and Collateral Agent pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(b)        This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.9      Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.10    Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.11    Confidentiality.    In handling any confidential information of Borrower, Lenders and Collateral Agent shall maintain the confidentiality of all confidential information of Borrower, but disclosure of information may be made: (a) to Lenders’ and Collateral Agent’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lenders and Collateral Agent shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of Lenders and/or Collateral Agent so long as such service providers are subject to confidentiality obligations no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Lenders’ and/or Collateral Agent’s possession when disclosed to Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to Lenders and/or Collateral Agent; or (ii) is disclosed to Lenders and/or Collateral Agent by a third party, if Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Collateral Agent does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement.

12.12    Patriot Act.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account, including Borrower. Borrower shall provide such information as Bank reasonably requests in connection with such law.

12.13    Right of Set Off.    Borrower hereby grants to Collateral Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Collateral Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Collateral Agent or Lenders or any entity under the control of Collateral Agent or Lenders (including a Collateral Agent affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Collateral Agent or Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13         COLLATERAL AGENT

13.1      Appointment and Authorization of Collateral Agent.  Each Lender hereby irrevocably appoints, designates and authorizes Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall

Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

13.2      Delegation of Duties.  Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of its gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

13.3      Liability of Collateral Agent.  Except as otherwise provided herein, no Collateral Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a court of competent jurisdiction by final and nonappealable judgment), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Collateral Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any Affiliate thereof.

13.4      Reliance by Collateral Agent.  Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Collateral Agent. Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of all Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

13.5      Notice of Default.  Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any default and/or Event of Default, unless Collateral Agent shall have received written notice from a Lender or Borrower, describing such default or Event of Default. Collateral Agent will notify Lenders of its receipt of any such notice. Collateral Agent shall take such action with respect to an Event of Default as may be directed in writing by the Lenders in accordance with the terms set forth in this Agreement; provided, however, that while an Event of Default has occurred and is continuing, Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as Collateral Agent shall deem advisable or in the best interest of Lenders, including without limitation, satisfaction of other security interests, liens or encumbrances on the Collateral not permitted under the Loan Documents, payment of taxes on behalf of Borrower, payments to landlords, warehouseman, bailees and other persons in possession of the Collateral and other actions to protect and safeguard the Collateral, and actions with respect to insurance claims for casualty events affecting Borrower and/or the Collateral.

13.6      Credit Decision; Disclosure of Information by Collateral Agent.  Each Lender acknowledges that no Collateral Agent-Related Person has made any representation or warranty to it, and that no act by Collateral Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Collateral Agent-Related Person to any Lender as to any matter, including whether Collateral Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Collateral Agent that it has, independently and without reliance upon any Collateral Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Collateral Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to Lenders by Collateral Agent herein, Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Affiliates which may come into the possession of any Collateral Agent-Related Person.

13.7      Indemnification of Collateral Agent.  Whether or not the transactions contemplated hereby are consummated, each Lender shall, severally and on a pro rata basis, indemnify upon demand each Collateral Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), and hold harmless each Collateral Agent-Related Person from and against any and all Claims (which shall not include legal expenses of Collateral Agent incurred in connection with the closing of the transactions contemplated by this Agreement) incurred by it; provided, however, that no Lender shall be liable for the payment to any Collateral Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a judgment by a court of competent jurisdiction to have resulted from such Collateral Agent-Related Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 13.7. Without limitation of the foregoing, each Lender shall, severally and on a pro rata basis, reimburse Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Lenders’ Expenses incurred after the closing of the transactions contemplated by this Agreement) incurred by Collateral Agent (in its capacity as Collateral Agent, and not as a Lender) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Collateral Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 13.7 shall survive the payment in full of the Obligations, the termination of this Agreement and the resignation of Collateral Agent.

13.8      Collateral Agent in its Individual Capacity.  With respect to its Credit Extensions, ORIX shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Collateral Agent, and the terms “Lender” and “Lenders” include ORIX in its individual capacity.

13.9      Successor Collateral Agent.  Collateral Agent may resign as Collateral Agent upon ten (10) days’ notice to Lenders. If Collateral Agent resigns under this Agreement, all Lenders shall appoint from among Lenders (or the affiliates thereof) a successor Collateral Agent for Lenders, which successor Collateral Agent shall (unless an Event of Default has occurred and is continuing) be subject to the approval of Borrower (which approval shall not be unreasonably withheld or delayed). If no successor Collateral Agent is appointed prior to the effective date of the resignation of Collateral Agent, Collateral Agent may appoint, after consulting with Lenders, a successor Collateral Agent from among Lenders (or the affiliates thereof). Upon the acceptance of its appointment as successor Collateral Agent hereunder, the Person acting as such successor Collateral Agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the respective term “Collateral Agent” means such successor Collateral Agent and the retiring Collateral Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 13 and Section 12.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement. If no successor Collateral Agent has accepted appointment as Collateral Agent by the date ten (10) days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Collateral Agent hereunder until such time, if any, as Lenders appoint a successor agent as provided for above.

13.10    Collateral Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Collateral Agent (irrespective of whether the principal of any Loan, shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Collateral Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Credit Extensions and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Collateral Agent and their respective agents and counsel and all other amounts due Lenders and Collateral Agent allowed in such judicial proceeding); and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Collateral Agent and, in the event that Collateral Agent shall consent to the making of such payments directly to Lenders, to pay to Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Collateral Agent and its agents and counsel, and any other amounts due Collateral Agent under this Agreement. To the extent that Collateral Agent fails timely to do so, each Lender may file a claim relating to such Lender’s claim.

13.11    Collateral and Guaranty Matters.  Lenders irrevocably authorize Collateral Agent, at its option and in its discretion, to release any Guarantor and any Lien on any Collateral granted to or held by Collateral Agent under any Loan Document (i) upon the date that all Obligations due hereunder have been fully and indefeasibly paid in full and no Term Loan or other obligations of any Lender to provide funds to Borrower under this Agreement remain outstanding, (ii) that is transferred or to be transferred as part of or in connection with any Transfer permitted hereunder or under any other Loan Document, or (iii) as approved in accordance with Section 12.8. Upon request by Collateral Agent at any time, all Lenders will confirm in writing Collateral Agent’s authority to release its interest in particular types or items of Property, pursuant to this Section 13.11.

13.12    Cooperation of Borrower.  Upon request of Collateral Agent, Borrower shall (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a portion or all of the Term Loan to an assignee in accordance with Section 12.1, (ii) make Borrower’s management available to meet with Collateral Agent and prospective participants and assignees of Credit Extensions, and (iii) assist Collateral Agent or Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Credit Extension reasonably may request.

14       ADDITIONAL LENDER PROVISIONS.

14.1      Principal Amount.  The maximum principal amount owing by Borrower to Bank under this Agreement (inclusive of all Advances and obligations under Letters of Credit or Credit Card Services) shall not exceed Fifteen Million Dollars ($15,000,000.00) without the prior written consent of the Lenders holding a majority in interest of the then-outstanding principal amount of the Term Loan. The maximum principal amount owing by Borrower to ORIX under this Agreement shall not exceed Fifteen Million Dollars ($15,000,000.00) without the prior written consent of the Lenders holding a majority in interest of the then-outstanding principal amount of the Advances.

14.2      Exercise of Remedies.  In addition to the written direction by Required Lenders to exercise remedies in accordance with Section 9 of this Agreement, upon written notice from Bank to Collateral Agent that Borrower has failed to comply with Section 6.14(a) and Bank is requesting Collateral Agent to exercise remedies resulting therefrom (a “Covenant Default Notice”), Collateral Agent shall, within thirty (30) days of receipt of the Covenant Default Notice, exercise any and all remedies under Section 9 of this Agreement as directed by Bank, without further required action or direction by the Required Lenders.

14.3      Purchase Option.  Upon the occurrence and during the continuance of any Triggering Event, ORIX shall have the option at any time upon five (5) business days prior written notice (each such notice, a “Purchase Notice”) from ORIX to Bank to purchase all of the Indebtedness owing to Bank under this Agreement (the “Bank Indebtedness”). On the date specified by ORIX in such Purchase Notice (which shall not be less than five (5) business days, nor more than ten (10) business days, after the receipt by Bank of the Purchase Notice from ORIX of the election by ORIX to exercise such option), Bank shall sell to ORIX, and ORIX shall purchase from Bank, the Bank Indebtedness. Bank hereby represents and warrants that to the best of its knowledge, as of the date hereof, no approval of any court or other regulatory or Governmental Authority is required for such sale. Upon the date of such purchase and sale, ORIX shall pay to Bank as the purchase price therefore the full amount of the Bank Indebtedness then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses). Such purchase shall be in form and substance reasonably acceptable to ORIX and Bank and shall expressly be made without representation or warranty of any kind by Bank as to the Bank Indebtedness or otherwise and without recourse to Bank, except that Bank shall represent and warrant: (i) the amount of the Bank Indebtedness being purchased, (ii) to the extent that such representation is accurate, that Bank will transfer the Bank Indebtedness to ORIX free and clear of any liens or encumbrances and (iii) to the extent that such representation is accurate Bank has the right and power to assign the Bank Indebtedness (without breaching any contract or agreement to which it is a party or any court order or decree to which it is subject) and the assignment is duly authorized.

15        DEFINITIONS

15.1      Definitions.  As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” is a cash advance made under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Annual Projections” is defined in Section 6.2.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Application” is defined in Section 2.2.1.

“Approved Fund” means any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Asset Coverage Ratio” is defined in Section 6.14.

“Bank Indebtedness” is defined in Section 14.3.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board Meetings” is defined in Section 6.4.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Collateral Agent is closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (c) Certificate of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent. For the avoidance of doubt, the direct purchase by Borrower or any subsidiary of Borrower of any Auction Rate Securities, or purchasing participations in, or entering into any type of swap or other derivative transaction, or otherwise holding or engaging in any ownership interest in any type of Auction Rate Security by Borrower or any subsidiary of Borrower shall be conclusively determined by Lenders as an ineligible Cash Equivalent, and any such transaction shall expressly violate each other provision of this agreement governing Permitted Investments. Notwithstanding the foregoing, Cash Equivalents does not include and Borrower and their Subsidiaries are prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing 50% or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of not less than two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Claims” are defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A attached hereto and any and all other properties, rights and assets of Borrower granted by Borrower to Collateral Agent for the ratable benefit of Lenders or arising under the Code or other applicable law, now, or in the future.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collateral Agent” means, ORIX, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of Lenders.

“Collateral Agent-Related Person” means Collateral Agent, together with its Affiliates, and the officers, directors, employees, agents, advisors, auditors and attorneys-in-fact of such Persons; provided, however, that no Collateral Agent-Related Person shall be an Affiliate of Borrower.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Collateral Agent pursuant to which Collateral Agent obtains control (within the meaning of the Code) for the benefit of Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Covenant Default Notice” is defined in Section 14.2.

“Credit Card Exposure” is defined in Section 2.2.2.

“Credit Card Services” is defined in Section 2.2.2.

“Credit Extension” is any Advance, the Term Loan or any other extension of credit by Collateral Agent or Lenders for Borrower’s benefit.

“Default Rate” is defined in Section 2.4.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number                 , maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is defined in the preamble of this Agreement.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person approved by the Collateral Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries. Notwithstanding the foregoing, in connection with assignments by a Lender due to a forced divestiture at the request of any Governmental Authority, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Existing Indebtedness” means the (i) indebtedness of Borrower in the aggregate principal outstanding amount as of the Effective Date of approximately $14,399,248.93 pursuant to that certain Loan and Security Agreement, dated November 10, 2008, entered into by and between Lighthouse Capital Partners and Borrower and (ii) indebtedness of Borrower to in the aggregate principal outstanding amount as of the Effective Date of approximately $6,087,458.33 pursuant to that certain Note Purchase Agreement, dated November 26, 2008, entered into by and between Borrower, Prism Mezzanine Fund SBIC, L.P. and other parties named therein.

“Event of Default” is defined in Section 8.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guaranty” is defined in Section 8.13.

“Guaranty Documents” is defined in Section 8.13.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, and the goodwill of the business of any Person connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” means each of William S. Oesterle, as Chief Executive Officer of Borrower, and Angie Hicks-Bowman, as Chief Marketing Officer and Vice President of Borrower.

“Lender” is any one of Lenders.

“Lender Transfer” is defined in Section 12.1.

“Lenders” shall mean the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or Lenders in connection with the Loan Documents.

“Letter of Credit” or “Letters of Credit” is defined in Section 2.1.1.

“LIBOR” means (i) the three-month London Interbank Offered Rate for deposits in U.S. dollars, as shown each day in The Wall Street Journal (Eastern Edition) under the caption “Money Rates - London Interbank Offered Rates (LIBOR)”; or (ii) if The Wall Street Journal does not publish such rate, the offered three-month rate for deposits in U.S. dollars which appears on the Reuters Screen LIBO Page as of 10:00 a.m., New York time, each day, provided that if at least two rates appear on the Reuters Screen LIBO Page on any day, “LIBOR” for such day shall be the arithmetic mean of such rates; or (iii) if The Wall Street Journal does not publish such rate on a particular day and no such rate appears on the Reuters Screen LIBO Page on such day, the rate as comparable to the foregoing, as determined in good faith by Lender making the Credit Extension (which determination shall be conclusive absent manifest error).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Warrant, the Representation Certificate, each Compliance Certificate, any subordination agreements, any note, or notes or guaranties executed by Borrower, and any other present or future agreement by Borrower for the benefit of Lenders and Collateral Agent in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Collateral Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is the fourth anniversary of the Effective Date.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Lenders’ Expenses, and other amounts Borrower owes Collateral Agent and/or Lenders now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to Letters of Credit (including reimbursement obligations for drawn and undrawn Letters of Credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State of such Person’s jurisdiction of organization on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Paid Membership” means the multi-year, annual or monthly membership purchased by Borrower’s members, and such membership is within the term of such membership and in compliance with Borrower’s standard form of Membership Agreement (For the sake of clarity, Paid Memberships excludes all free memberships).

“Payment/Advance Form” is that certain form attached hereto as Exhibit B and Exhibit B-1, as applicable.

“Payment Date” is the first (1st) calendar day of each calendar month.

“Permitted Indebtedness” is:

(a)        Borrower’s Indebtedness to Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b)        Indebtedness existing on the Effective Date and shown on the Representation Certificate;

(c)        Subordinated Debt;

(d)        unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)        Indebtedness secured by liens specified in clause (c) of the definition of “Permitted Liens” provided such Indebtedness shall not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate principal amount outstanding at any one time;

(f)        Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business; and

(g)        extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower or any of its Subsidiaries.

“Permitted Investments” are:

(a)        Investments shown on the Representation Certificate and existing on the Effective Date;

(b)         Investments in cash and Cash Equivalents; and

(c)         Investments in Subsidiaries, so long as such Subsidiary is a co-borrower hereunder, or is a guarantor of Borrower’s Obligations hereunder and Collateral Agent has a perfected security interest of such Subsidiary’s assets.

“Permitted Liens” are:

(a)         Liens existing on the Effective Date and shown on the Representation Certificate or arising under this Agreement and the other Loan Documents;

(b)         Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the treasury regulations adopted thereunder;

(c)         purchase money Liens (i) on Equipment or other assets subject to capital leases acquired or held by Borrower incurred for financing the acquisition of the Equipment or such assets subject to capital leases, or (ii) on existing Equipment or such assets subject to capital leases when acquired, in each case if the Lien is confined to the property and improvements and the proceeds of the Equipment or other assets subject to capital leases; provided that such Liens under this clause (c) (A) may have priority over liens granted to Collateral Agent hereunder to the extent provided under the Code so long as the Indebtedness secured by the Liens remain outstanding and (B) may secure Indebtedness of no more than Five Hundred Thousand Dollars ($500,000) in the aggregate principal amount outstanding at any one time;

(d)         statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided they have no priority over any of Collateral Agent’s Lien and the aggregate amount of the obligations secured by such Liens does not any time exceed One Hundred Thousand Dollars ($100,000);

(e)         leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent a security interest;

(f)         banker’s liens, rights of setoff and Liens in favor of financial institutions incurred made in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions to secure solely payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.8(b) hereof;

(g)         Liens to secure payment of workers’ compensation, employment insurance, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h)         Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(i)         licenses of Intellectual Property permitted by Section 7.1 hereof;

(j)         Liens confined to not more than One Million Dollars ($1,000,000) of Borrower’s cash maintained in Processing Accounts, in favor of service providers providing Borrower merchant services credit card processing arrangements, provided that the aggregate amount of the obligations secured by such Liens does not any time exceed One Million Dollars ($1,000,000); and

(k)         Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) and (c) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase.

“Permitted Offering” means any underwritten public offering by Borrower pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended; provided however, not more than forty percent (40%) of Borrower’s total outstanding voting securities (as calculated on a fully diluted basis following such offering) are sold to and held by the public (as compared to Borrower’s total outstanding voting securities as calculated on a fully diluted basis immediately prior to Borrower’s initial underwritten public offering). Notwithstanding the foregoing, Collateral Agent’s consent to any underwritten public offering that does not satisfy the foregoing definition shall not be unreasonably withheld or delayed if Borrower’s condition (financial or otherwise), as determined by Collateral Agent in its reasonable discretion, at the time of such offering is no worse than Borrower’s condition as of the date of Borrower’s initial public offering.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Processing Account” is defined in Section 6.8(d).

“Purchase Notice” is defined in Section 14.3.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Representation Certificate” is defined in Section 5.1.

“Required Lenders” means (i) if there are only two Lenders, the Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Credit Extensions plus the committed and unborrowed amount of Credit Extensions the Lenders are obligated to make under this Agreement, or (ii) if there are more than two Lenders, Lenders holding at least a majority of (A) the aggregate outstanding principal balance of the Credit Extensions plus (B) the committed and unborrowed amount of Credit Extensions. For purposes of this definition only, a Lender shall be deemed to include itself, and any Lender that is an Affiliate or Approved Fund of such Lender.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“Revolving Line” is the facility pursuant to which Borrower may request cash advances in an aggregate principal amount of up to $15,000,000.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and Required Lenders entered into between Collateral Agent, Borrower, and the other creditor), on terms acceptable to Collateral Agent and Required Lenders.

“Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more of Affiliates of such Person.

“Term Loan” is the cash advance of $15,000,000 made pursuant to Section 2.3 hereof.

“Transfer” is defined in Section 7.1.

“Triggering Event” is any one of the following events: (i) Collateral Agent’s receipt of a Covenant Default Notice, (ii) Borrower’s failure to comply with Section 6.14(b) or Section 6.14(c), (iii) an Event of Default specified in Section 8.5(b) or Section 8.5(c), (iv) the acceleration of all or a portion of the outstanding Obligations; or (v) Borrower’s failure to make payments on the Term Loan as specified in this Agreement.

“Warrant” is that certain Warrant to Purchase Stock dated as of the Effective Date executed by Borrower in favor of ORIX.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

ANGIE’S LIST, INC.

By	/s/ Robert R. Millard

Name:	Robert R. Millard

Title:	CFO

COLLATERAL AGENT AND LENDER:

ORIX VENTURE FINANCE LLC, as Collateral Agent and as a Lender

By	/s/ Christopher L. Smith

Name:	Christopher L. Smith

Title:	Manager

LENDER:

BRIDGE BANK, NATIONAL ASSOCIATION

By	/s/ Dan Pistone

Name:	Dan Pistone

Title:	Senior Vice President

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Term Loan

Lender	Term Loan Commitment	Commitment Percentage
ORIX VENTURE FINANCE LLC	$15,000,000	100.00%
TOTAL	$15,000,000	100.00%

Revolving Line

Lender	Revolving Line Commitment	Commitment Percentage
BRIDGE BANK, NATIONAL ASSOCIATION	$15,000,000	100.00%
TOTAL	$15,000,000	100.00%

Schedule 6.16

Post Closing Requirements

On or before the 15th day following the Effective Date, Borrower shall deliver to Collateral Agent the following items, in form and substance satisfactory to Collateral Agent:

(a)        a duly executed landlord’s consent executed in favor of Collateral Agent in respect of Borrower’s location at 731 W Henry Street, Indianapolis, IN 46202;

(b)        a duly executed landlord’s consent executed by the landlord of the property occupied by NFrame in favor of Collateral Agent in respect of Borrower’s disaster recovery site;

(c)        a duly executed consent executed by NFrame in favor of Collateral Agent in respect of Borrower’s disaster recovery site;

(d)        fully executed Control Agreements with respect each of Borrower’s and AL Campus Kids, LLC’s accounts maintained at JPMorganChase, in favor of Collateral Agent